December 1, 2004	Exhibit 99.1

DETROIT EDISON AND DTE ENERGY DOWNGRADED BY S&P

     DETROIT — DTE Energy said it is disappointed by Standard and Poor’s Ratings Services (S&P) actions today downgrading the company’s credit ratings.

     “We are disappointed in the downgrading, however we recognize S&P’s need to see further financial certainty beyond last week’s decision by the Michigan Public Service Commission (MPSC) in Detroit Edison’s electric rate case,” said Anthony F. Earley Jr., DTE Energy chairman and CEO. “While the rate order represented a convergence of complex issues, there is still work to be done, primarily surrounding the state’s Electric Choice law.

     “Today’s move by S&P reflects the need to complete work related to Electric Choice, but cannot take away from the many positive aspects of the recent MPSC ruling on Detroit Edison’s rates,” Earley said. “The MPSC’s order is the result of hard work and diligence by the Commission and addresses some financial challenges facing the company. The MPSC also set out a framework for addressing many of the fundamental, structural problems with the state’s Electric Choice program.”

     S&P downgraded DTE Energy’s corporate rating from BBB+ to BBB; the company’s business position ranking of six was maintained. DTE Energy’s electric utility subsidiary, Detroit Edison, and natural gas utility subsidiary, MichCon, also were downgraded.

     “We believe that DTE Energy’s financial position will improve as Michigan resolves issues related to the Electric Choice program, thus providing further financial certainty for the investment community. We are hopeful that S&P will then adjust the company’s ratings accordingly,” Earley said.

     DTE Energy is a Detroit-based diversified energy company involved in the development and management of energy-related businesses and services nationwide. DTE Energy’s largest operating subsidiaries are Detroit Edison, an electric utility serving 2.1 million customers in Southeastern Michigan, and MichCon, a natural gas utility serving 1.2 million customers in Michigan. Information about DTE Energy is available at www.dteenergy.com.

     This news release contains “forward-looking statements” that are subject to various assumptions, risks and uncertainties. They should be read in conjunction with the forward-looking statements in each of DTE Energy’s, The Detroit Edison Company’s (“Detroit Edison”) and Michigan Consolidated Gas Company’s (“MichCon”) 2003 Form 10-K (which forward-looking statements are incorporated by reference herein), and in conjunction with other SEC reports filed by DTE Energy, Detroit Edison and MichCon that discuss important factors that could cause DTE Energy’s, Detroit Edison’s and MichCon’s actual results to differ materially. DTE Energy, Detroit Edison and MichCon expressly disclaim any current intention to update any forward-looking statements contained in this report as a result of new information or future events or developments.

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